JOY GLOBAL INC.	News Release
At the Company:	At FRB | Weber Shandwick:
Donald C. Roof	Georganne Palffy
Executive Vice President and	Analyst Contact
Chief Financial Officer and Treasurer	312-640-6768
414-319-8517

FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 16, 2004

JOY GLOBAL INC. ANNOUNCES 3 FOR 2 STOCK SPLIT

Milwaukee, WI – December 16, 2004 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, announced today that its Board of Directors has authorized a three-for-two split of the company’s common shares, payable on January 21, 2005 to shareholders of record on January 6, 2005.

“We are pleased that our board of directors authorized this stock split, which will create additional market liquidity for our stock,” said John Nils Hanson, chairman and CEO. “Combined with the 50% increase in the quarterly dividend announced last month, this action reflects our emphasis and focus on enhancing shareholder value.”

In connection with the stock split, each holder of Joy Global common stock will receive one share of Joy Global common stock for each two shares of such stock owned. Cash will be distributed in lieu of fractional shares. New shares will be issued by the company’s transfer agent, and will begin trading on the Nasdaq National Market on a split-adjusted basis on January 24, 2005. Following the stock split, the company will have approximately 78 million shares outstanding, based on the number of shares outstanding as of December 10, 2004.

About The Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through its P&H Mining Equipment division and underground mining through its Joy Mining Machinery division.